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                                                                     EXHIBIT 5.1

                                 [SPLINEX LOGO]

                                December 22, 2004

Splinex Technology Inc.
550 W. Cypress Creek Road, Suite 410
Fort Lauderdale FL 33309

Ladies and Gentlemen:

      Splinex Technology Inc., a Delaware corporation (the "Company"), has filed with the Securities and Exchange Commission a Registration Statement on Form S-1, as amended, for the purpose of registering the resale of 30,000,000 shares of common stock, par value $0.001 per share, of the 95,000,000 shares that will result from a 95,000 to 1 stock split of the 1,000 shares presently issued and outstanding. After review of the appropriate documents of the Company and the applicable provisions of the Delaware General Corporation Law:

      1. The 1,000 shares of common stock of the Company issued to Splinex, LLC have been duly authorized, are validly issued, fully paid and non-assessable.

      I hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above, and further consent to the reference to my name under the caption "Experts" in the prospectus which is a part of the Registration Statement, without admitting that I am an expert within the meaning of the Securities Act.

                                                 Very truly yours,

                                                 Curtis Wolfe
                                                 Splinex Technology Inc.
                                                 General Counsel